Exhibit 99.1



                EQUITY INNS ANNOUNCES SECOND QUARTER 2004 RESULTS


          ***************************Highlights****************************
         -Adjusted Funds From Operations Improve 8% to $0.27 Per Diluted Share -Company Continues to Upgrade Hotel Portfolio
         -Balance Sheet Remains Strong
         -Company Announces Seven Accretive Acquisitions for $88 million -Company Reiterates Full Year 2004 Financial Guidance

GERMANTOWN, Tenn., August 9, 2004 -- Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced its results for the second quarter ended June 30, 2004.

Net income to common shareholders for the second quarter 2004 was $2.4 million, or $0.05 per diluted share, compared to a net loss of $1.8 million, or ($0.04) per diluted share in the second quarter 2003. The Company reported income from continuing operations for the second quarter 2004 of $4.3 million versus income from continuing operations of $3.2 million in the prior year quarter. Net loss to common shareholders in the second quarter 2003 included a $1.1 million deferred income tax benefit. At year-end 2003, the Company discontinued recording a deferred income tax benefit.

Net loss to common shareholders for the six months ended June 30, 2004 was $1.7 million, or ($0.04) per diluted share, compared to a net loss of $3.5 million, or ($0.09) per diluted share in the prior year period. The Company reported income from continuing operations for the first half of 2004 of $2.5 million versus income from continuing operations of $1.8 million in the prior year period. Net loss to common shareholders in the first half of 2003 included a $3.5 million deferred income tax benefit.

Financial Highlights for the Second Quarter and First Half 2004:

Adjusted funds from operations (AFFO) for the second quarter 2004 increased $1.7 million to $12.3 million, or $0.27 per diluted share, versus AFFO of $10.6 million, or $0.25 per diluted share, for the second quarter 2003. Equity Inns' second quarter AFFO increase stems primarily from an increase in same-store hotel revenues, the accretion from new acquisitions and expense savings as compared to the prior-year period. Contributing to the increase in AFFO were expense savings of approximately $1.2 million stemming from decreased interest expense of approximately $900,000 (including $177,000 of interest expense included in discontinued operations in the prior year period) and $300,000 in reduced property taxes. There were no differences between AFFO and FFO for the second quarter 2004. Adjusted EBITDA was $21.5 million in the second quarter 2004 versus $20.5 million in the same period last year. For the six-months ended June 30, 2004, Equity Inns reported an 8.1% increase in AFFO per diluted share to $0.40, compared to $0.37 in the same period a year ago.

Second quarter 2004 hotel room revenue was $63.1 million, an increase of 7.8% from $58.6 million in the second quarter 2003. The improvement was driven by incremental revenue of $3.2 million from acquisitions completed year-to-date and an increase of $1.5 million from same-store hotel revenue driven by a 2.6% revenue per available room (RevPAR) improvement. All comparable hotel revenue benefited from a 2.7% gain in hotel RevPAR due primarily to an increase in the Company's average daily rate (ADR) of 3.1%. Occupancy fell 30 basis points to 72.2% from 72.5% a year ago as the Company focused on increasing its ADR. The ADR rose to $80.53 from $78.12 in the second quarter of 2003. RevPAR increased 2.2% in April, 2.0% in May, and climbed 3.9% in June, as compared to the same periods in the prior year.

Phillip H. McNeill, Sr., Chief Executive Officer, stated, "We are pleased with our second quarter results, which came in near the high end of our guidance. We are particularly proud that we were able to raise our ADR by over 3.0%, with minimal sacrifice to our occupancy rates. During the industry slowdown the past three years, our strategy was to increase occupancy share in our individual hotel markets while maintaining our RevPAR premiums. We believed that by concentrating on occupancy, we could minimize our downside during challenging economic times, while positioning our hotels to grow ADR as the economy recovers. Our results during the downturn validated our strategy, as we outpaced our peers. Our year-to-date results demonstrate that this strategy is working during the industry upturn as well."

Mr. McNeill, Sr., concluded, "For year-to-date 2004, Equity Inns achieved a 14.7% RevPAR premium over its competitors, according to Smith Travel Research. These results demonstrate that Equity Inns' portfolio as a whole is performing well above the hotels' competitive set."

Howard A. Silver, President and Chief Operating Officer added, "We are continuing to see the benefits of our focus on driving hotel performance. Our strategy of adding hotel management companies to our roster and emphasizing shorter-term, performance-based management contracts is achieving the desired results."

Capital Structure:

On June 30, 2004, Equity Inns had $378.5 million of long-term debt outstanding, which included $62.2 million drawn under its $110 million line of credit. The weighted average rate and life of the Company's debt was 7.3% and 4.5 years, respectively. The total debt represented 38.2% of the cost of hotels. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to 93.9% of total debt.

Mr. Silver, continued, "Our total debt-to-hotel costs remains near a five-year low, despite the completion of nine acquisitions year-to-date. We also have insulated the Company against the potential effects of rising interests with effectively all of our debt at fixed rates. We intend to maintain the optimal capital structure, which affords us the ability to add new hotels to the Company's portfolio and preserve our strong balance sheet."

Dividend:

The level of Equity Inns' common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends. For the second quarter 2004, Equity Inns paid a $0.13 common dividend per share and $0.546875 preferred dividend per share. The cash available for distribution (CAD) payout ratio was 84.2% for the twelve-month period ending June 30, 2004.

Additional Second Quarter Events:
o On April 7, 2004, the Company completed a 2.4 million share offering of common stock, resulting in net proceeds of approximately $21.4 million. The proceeds were used to fund approximately $13 million in previously announced acquisitions, with the remainder used to reduce the outstanding debt on the Company's $110 million line of credit.

o Equity Inns completed all of the remaining acquisitions from McKibbon Hotel Group that were announced in October 2003 and January 2004, including four Residence Inns and three Courtyard by Marriott properties. The Residence Inns are located in Tallahassee, Florida; Knoxville, Tennessee; Chattanooga, Tennessee and Savannah, Georgia. The Courtyard by Marriott properties are located in Gainesville, Florida; Asheville, North Carolina and Athens, Georgia. Equity Inns added a total of 679 rooms with the closure of these acquisitions.

o On June 17, 2004, Equity Inns completed a $6 million, 10-year secured loan related to its Courtyard by Marriott in Tallahassee, Florida. The loan has a fixed rate of 5.83% per annum.

Recent Events:

o Equity Inns reached an agreement to acquire five Hampton Inns hotels for $73.8 million. The properties will add 562 rooms in strong growth markets in Southern Florida, primarily in Palm Beach County. The average age of the hotels is five years old.

o The Company reached an agreement to acquire a Marriott Courtyard located in Dalton, Georgia and a Hilton Garden Inn located in Louisville, Kentucky for approximately $14.0 million. Both properties are five year old and will collectively add 205 rooms.

Mr. Silver concluded, "We continue to make accretive acquisitions which upgrade our hotel portfolio. We believe our strategy of simultaneously acquiring and divesting hotels will drive our portfolio mix toward newer, higher-end properties in growing markets. As of June 30, 2004, we have closed all of the nine acquisitions that we have announced since October 2003. Since then, we have announced agreements to acquire seven hotels, which we expect will be completed by year-end. Moreover, these recent transactions were acquired from new partners and we believe will open the door for future acquisition opportunities. We are actively evaluating additional properties than can further improve our portfolio, though we will not veer from our disciplined approach and will seek to maintain a strong capital structure."

Reiterates 2004 Guidance:

Based upon expectations for improvement in the upscale and mid-scale lodging sectors, recent acquisitions and divestitures, along with planned expense increases, the Company expects that 2004 EBITDA will be in the range of $73.5 million to $77 million. The Company also expects RevPAR increases will be in the range of 2.0% to 3.5% and anticipates 2004 capital expenditures of approximately $17.0 million. The expected increases in expenses will be mainly driven by costs associated with payroll and benefits, technological improvements and new brand related standards at the hotel level.

As a result of these assumptions, management expects 2004 FFO to be in the range of $0.77 to $0.85 per diluted share, and net loss per share to be in the range of ($0.10) to $0.00.

In addition, Equity Inns now expects that its third and fourth quarters will contribute approximately 33% and 19%, respectively, to full year FFO. As such, FFO is expected to be in the range of $0.25 to $0.28 in the third quarter 2004 and $0.14 to $0.16 in the fourth quarter 2004.

Conference Call:

Equity Inns will hold a conference call and webcast to discuss the Company's second quarter 2004 results after the market close on Monday, August 9, 2004, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing (888) 394-8091 or for international participants
(973) 935-2403. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.equityinns.com and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website for seven days following the call. A recording of the call will also be available by telephone until midnight, Monday, August 16, 2004, by dialing (877) 519-4471, or (973) 341-3080 for international participants. The pass code is 4902168.

Certain matters discussed in this press release include "forward-looking statements" within the meaning of the federal securities laws. The words "anticipate, believe, estimate, expect, intend, will," and similar expressions, as they relate to us, are intended to identify forward-looking statements, which include without limitation statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels, our dividend policy and guidance on fiscal year 2004 EBITDA, RevPAR, capital expenditures, FFO, AFFO, FFO per diluted share and AFFO per diluted share. Such statements are based on current expectations, estimates, and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions and information currently available to us. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause the Company's actual financial condition, results of operation and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, including the timing and magnitude of any recovery in the hospitality industry, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, and numerous other factors, may affect the Company's future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company's periodic filings with the United States Securities and Exchange Commission
(SEC). The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns organizational structure in its annual report on Form 10-K.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations (ii) Adjusted Funds From Operations, (iii) EBITDA, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD) and (vi) CAD Payout Ratio. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

FFO

The National Association of Real Estate Investment Trusts, or NAREIT, defines Funds From Operations, or FFO, as net income (loss) applicable to common shareholders excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effects of dilutive securities. Equity Inns uses FFO per share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per share may not be comparable to those measures reported by other companies.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels held for sale, the Company's non-cash deferred income tax valuation allowance and deferred income tax benefits. We refer to this as Adjusted Funds from Operations, or AFFO. The Company's computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful and more accurate indicator of the operating performance of the Company's hotels by adjusting for the effects of certain non-cash items arising from the Company's financing activities, tax reporting and impairment charges on hotels held for sale. In addition to being used by management in the annual budget process, AFFO per share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based compensation.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries which the Company believes provides useful information to investors regarding its results of operations. EBITDA helps Equity Inns and its investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO, it is also used by management in the annual budget process.

Adjusted EBITDA

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-recurring items described below is necessary to provide the most accurate measure of the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

The Company further adjusts EBITDA to exclude the effect of the gains and losses recorded on the disposition of assets, the loss on impairment of hotels held for sale and minority interests because it believes that including them in EBITDA is not consistent with reflecting the ongoing performance of the remaining assets.

Cash available for distribution (CAD)

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and recurring capital expenditures equal to four percent of hotel room revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and units paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve its equity holders' ability to understand its ability to make distributions to its shareholders.

FFO, AFFO, FFO per Share, AFFO per Share, EBITDA, Adjusted EBITDA, CAD, and CAD Payout Ratio presented, may not be comparable to measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to non-REITs. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the EBITDA, Adjusted EBITDA and FFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO per share, AFFO per share, EBITDA and Adjusted EBITDA should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share and AFFO per share do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 99 hotels with 12,394 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.


CONTACT: Equity Inns, Inc.
         Howard Silver, 901/754-7774
                  Or
         Integrated Corporate Relations, Inc.
         Brad Cohen, 203/682-8211

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                   (unaudited)


                                                                   June 30,       December 31,
                                                                     2004             2003
                                                                  ---------       -----------
ASSETS
Investment in hotel properties, net                               $744,167          $681,478
Assets held for sale                                                     -            10,242
Cash and cash equivalents                                           11,560             8,201
Accounts receivable, net of doubtful accounts                        8,693             5,069
Interest rate swap                                                      43                 -
Notes receivable, net                                                5,428             4,917
Deferred expenses, net                                               8,504             8,291
Deposits and other assets, net                                       9,865             6,083
                                                                  --------          --------

       Total assets                                               $788,260          $724,281
                                                                  ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                     $378,510         $329,774
Accounts payable and accrued expenses                                27,830           22,913
Distributions payable                                                 7,329            6,939
Interest rate swap                                                        -              931
Minority interests in Partnership                                    7,827             7,338
                                                                  --------          --------

       Total liabilities                                           421,496           367,895
                                                                  --------          --------

Commitments and Contingencies

Shareholders' equity:

Preferred Stock (Series B), $.01 par value, 10,000,000
  shares authorized, 3,450,000 shares issued and outstanding         83,524           83,524
Common Stock, $.01 par value, 100,000,000
  shares authorized, 46,195,827 and 43,305,827
  shares issued and outstanding                                         462              433
Additional paid-in capital                                          487,837          463,691
Treasury stock, at cost, 747,600 shares                             (5,173)           (5,173)
Unearned directors' and officers' compensation                      (1,740)             (123)
Distributions in excess of net earnings                           (198,189)         (185,035)
Unrealized income (loss) on interest rate swap                           43             (931)
                                                                  ---------         --------

       Total shareholders' equity                                  366,764           356,386
                                                                  --------          --------

Total liabilities and shareholders' equity                        $788,260          $724,281
                                                                  ========          ========

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                       For the Three Months Ended            For the Six Months Ended
                                                              June 30,                               June 30,
                                                       --------------------------          ---------------------------
                                                         2004            2003                2004               2003
                                                       -------         -------             --------           --------
Revenue:
   Room revenue                                        $63,132         $58,560             $115,024           $108,211
   Other hotel revenue                                   3,102           2,932                5,687              5,451
   Other revenue                                           109             257                  208                363
                                                       -------         -------             --------           --------
       Total revenue                                    66,343          61,749              120,919            114,025
                                                       -------         -------             --------           --------

Operating expenses:
   Direct hotel expenses                                36,505          33,683               68,146             64,036
   Other hotel expenses                                  2,346           2,143                4,341              4,055
   Depreciation                                          9,842           9,583               19,334             19,169
   Property taxes, rental expense and insurance          4,111           4,413                8,541              9,138
   General and administration expenses:
       Non-cash stock based compensation                   164             133                  323                265
       Other general and administrative expenses         1,871           1,655                3,878              3,562
                                                       -------         -------             --------           --------
       Total operating expenses                         54,839          51,610              104,563            100,225
                                                       -------         -------             --------           --------

Operating income                                        11,504          10,139               16,356             13,800

Interest, net                                            7,154           7,875               13,894             15,324
                                                       -------         -------             --------           --------

Income (loss) from continuing operations before
   minority interest and income taxes                    4,350           2,264                2,462             (1,524)

   Minority interests expense (income)                      62              51                  (44)                 2
   Deferred income tax benefit                               -            (960)                   -             (3,302)
                                                       -------         -------             --------           --------

Income from continuing operations                        4,288           3,173                2,506              1,776

Discontinued operations:
   Gain (loss) on sale of hotel properties                   -               -                 (320)             1,275
   Loss on impairment of hotels held for sale                -          (3,556)                   -             (3,556)
   Income (loss) from operations of discontinued
       operations                                          (19)            212                 (116)               293
                                                       -------         -------             --------           --------
   Loss from discontinued operations                       (19)         (3,344)                (436)            (1,988)
                                                       -------         -------             --------           --------

Net income (loss)                                        4,269            (171)               2,070               (212)

Preferred stock dividends                                1,887           1,633                3,773              3,266
                                                       -------         -------             --------           --------

Net income (loss) applicable to common
   shareholders                                        $ 2,382         $(1,804)            $ (1,703)          $ (3,478)
                                                       =======         =======             ========           ========

Net income (loss) per share data: Basic and
  diluted income (loss) per share:
       Continuing operations                           $  0.05         $  0.04             $ ( 0.03)          $ ( 0.04)
       Discontinued operations                            0.00          ( 0.08)               (0.01)             (0.05)
                                                       -------         -------             --------           --------

Net income (loss) per common share                     $  0.05         $ (0.04)            $  (0.04)          $  (0.09)
                                                       =======         =======             ========           ========

Weighted average number of common shares
   outstanding, basic and diluted                       45,104          40,549               43,990             40,531
                                                       =======         =======             ========           ========

         RECONCILIATION OF NET INCOME TO ADJUSTED FUNDS FROM OPERATIONS
                       AND CASH AVAILABLE FOR DISTRIBUTION
                                   (unaudited)

The following is a reconciliation of net income (loss) to FFO and AFFO, both applicable to common shareholders, and Cash Available for Distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):



                                                                  For the Three                    For the Six
                                                                  Months Ended                     Months Ended
                                                                    June 30,                         June 30,
                                                            ------------------------         -------- --------------
                                                             2004             2003            2004            2003
                                                            -------          -------         -------         -------
Net income (loss) applicable to common
   shareholders                                             $ 2,382          $(1,804)        $(1,703)        $(3,478)
   Add:
     Loss (gain) on sale of hotel properties                      -                -             320         (1,275)
     Minority interests                                          62               51            (44)               2
     Depreciation                                             9,842            9,583          19,334          19,169
     Depreciation from discontinued operations                    -              368               -             736
                                                            -------          -------         -------         -------

Funds From Operations (FFO)                                  12,286            8,198          17,907          15,154
                                                            -------          -------         -------         -------

Loss on impairment of hotels held for sale                        -            3,556               -           3,556
Deferred income tax benefit                                       -             (960)              -          (3,302)
Deferred income tax benefit from discontinued
   operations                                                     -             (188)              -            (188)
                                                            -------          -------         -------         -------

Adjusted Funds From Operations                               12,286           10,606          17,907          15,220
                                                            -------          -------         -------         -------

Add:
   Amortization of debt issuance costs                          433              903             804           1,409
   Amortization of deferred expenses and
     unearned compensation                                      206              178             409             357
   Amortization from discontinued operations                      -                3               -               6

Capital reserves                                             (2,525)          (2,342)         (4,601)         (4,328)
                                                            -------          -------         -------         -------

Cash Available for Distribution                             $10,400          $ 9,348         $14,519         $12,664
                                                            =======          =======         =======         =======

Weighted average number of diluted common
   shares and Partnership units outstanding                  46,269           41,696          45,133          41,691
                                                            =======          =======         =======         =======

Funds From Operations per Share and Unit                    $  0.27          $  0.20         $  0.40         $  0.36
                                                            =======          =======         =======         =======

Adjusted Funds From Operations per Share
   and Unit                                                 $  0.27          $  0.25         $  0.40         $  0.37
                                                            =======          =======         =======         =======

Cash Available for Distribution per Share
   and Unit                                                 $  0.22          $  0.22         $  0.32         $  0.30
                                                            =======          =======         =======         =======

                 RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                                   (unaudited)


The following is a reconciliation of net income to Adjusted EBITDA (in thousands):


                                                                  For the Three                    For the Six
                                                                  Months Ended                     Months Ended
                                                                    June 30,                         June 30,
                                                            ------------------------         -------- --------------
                                                             2004             2003            2004            2003
                                                            -------          -------         -------        -------
Net income (loss)                                           $ 4,269           $  (171)       $ 2,070        $  (212)

Add:
   Depreciation                                               9,842             9,583         19,334         19,169
   Depreciation from discontinued operations                      -               368              -            736
   Interest                                                   7,154             7,875         13,894         15,324
   Interest from discontinued operations                          -               177             19            353
   Amortization of deferred expenses and
     unearned compensation                                      206               178            409            357
   Amortization from discontinued
     operations                                                   -                 3              -              6
   Loss on impairment of hotels held for sale                     -             3,556              -          3,556

Less:
   Deferred income tax benefit                                    -              (960)             -         (3,302)
   Deferred income tax benefit from
     discontinued operations                                      -              (188)             -           (188)
                                                            -------           -------        -------        -------

EBITDA                                                       21,471            20,421         35,726         35,799

Add:
   Minority interests                                            62                51            (44)             2
   Loss (gain) on sale of hotel properties                        -                 -            320         (1,275)
                                                            -------           -------        -------        -------

Adjusted EBITDA                                             $21,533           $20,472        $36,002        $34,526
                                                            =======           =======        =======        =======

                                Equity Inns, Inc.
                        Second Quarter Hotel Performance
                               All Comparable (1)



                                                    RevPAR (2)                     Occupancy                            ADR
                                              -----------------------         ---------------------            ---------------------
                               # of                         Variance                      Variance                         Variance
                              Hotels           2004          to 2003           2004        to 2003              2004       to 2003
                              ------          ------        ---------         ------      ---------            ------     ----------
Portfolio                        99           $58.14          2.7%             72.2%      -0.3 pts.            $80.53         3.1%

Franchise
  AmeriSuites                    18           $51.43          2.5%             71.1%      -3.3 pts.            $72.33         7.2%
  Comfort Inn                     2           $67.95          4.0%             76.1%       2.3 pts.            $89.23         1.0%
  Courtyard                       5           $71.92         -0.1%             77.8%      -2.6 pts.            $92.46         3.3%
  Hampton Inn                    45           $48.93          2.0%             67.5%      -0.3 pts.            $72.44         2.5%
  Holiday Inn                     4           $46.12         10.5%             65.9%       8.6 pts.            $69.97        -3.9%
  Homewood Suites                 9           $84.36          3.6%             80.9%       1.4 pts.           $104.28         1.8%
  Residence Inn                  16           $75.38          2.9%             81.9%       0.2 pts.            $92.00         2.7%

Region
  East North Central             14           $56.03         -1.5%             64.4%      -2.3 pts.            $86.97         2.1%
  East South Central             16           $51.86          0.5%             72.0%      -1.6 pts.            $72.06         2.8%
  Middle Atlantic                 6           $73.54          0.0%             74.4%      -2.3 pts.            $98.80         3.1%
  Mountain                       10           $55.07          3.5%             73.3%      -1.9 pts.            $75.15         6.2%
  New England                     5           $55.51         -0.1%             66.0%       0.7 pts.            $84.09        -1.1%
  Pacific Northwest               2           $81.52          7.3%             82.0%       4.1 pts.            $99.40         2.0%
  South Atlantic                 29           $61.94          6.8%             78.4%       1.7 pts.            $79.03         4.5%
  West North Central              7           $53.68          6.6%             69.7%       2.4 pts.            $77.07         2.9%
  West South Central             10           $51.81         -0.2%             67.5%      -0.7 pts.            $76.75         0.8%

Type
  All Suite                      18           $51.43          2.5%             71.1%      -3.3 pts.            $72.33         7.2%
  Extended Stay                  25           $79.19          3.2%             81.5%       0.7 pts.            $97.17         2.3%
  Full Service                    6           $59.42          4.7%             71.8%       4.8 pts.            $82.80        -2.3%
  Limited Service                50           $49.99          2.1%             68.1%      -0.4 pts.            $73.45         2.6%



(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.

                                Equity Inns, Inc.
                         Year-to-date Hotel Performance
                               All Comparable (1)



                                                    RevPAR (2)                     Occupancy                            ADR
                                              -----------------------         ---------------------            ---------------------
                               # of                         Variance                      Variance                         Variance
                              Hotels           2004          to 2003           2004        to 2003              2004       to 2003
                              ------          ------        ---------         ------      ---------            ------     ----------

Portfolio                        99           $54.09          2.6%             67.9%       0.1 pts.            $79.61         2.4%

Franchise
  AmeriSuites                    18           $48.53          0.8%             66.4%      -3.0 pts.            $73.06         5.3%
  Comfort Inn                     2           $64.32          5.2%             73.8%       4.5 pts.            $87.20        -1.1%
  Courtyard                       5           $69.71          4.1%             75.1%      -0.9 pts.            $92.79         5.3%
  Hampton Inn                    45           $45.02          1.9%             63.2%       0.3 pts.            $71.24         1.5%
  Holiday Inn                     4           $38.93          9.3%             59.1%       6.5 pts.            $65.86        -2.7%
  Homewood Suites                 9           $78.97          4.7%             76.9%       1.4 pts.           $102.66         2.8%
  Residence Inn                  16           $70.55          1.7%             78.2%       0.2 pts.            $90.24         1.5%

Region
  East North Central             14           $48.60         -2.7%             58.2%      -2.3 pts.            $83.49         1.1%
  East South Central             16           $47.06         -0.8%             66.4%      -1.3 pts.            $70.86         1.2%
  Middle Atlantic                 6           $65.72          0.8%             71.0%       0.8 pts.            $92.62        -0.4%
  Mountain                       10           $57.11          3.0%             71.3%      -1.7 pts.            $80.15         5.5%
  New England                     5           $51.23         -2.5%             61.4%      -0.9 pts.            $83.37        -1.2%
  Pacific Northwest               2           $73.06          7.0%             73.3%       0.5 pts.            $99.69         6.3%
  South Atlantic                 29           $58.29          6.7%             74.4%       1.5 pts.            $78.36         4.5%
  West North Central              7           $49.13          6.9%             64.7%       3.2 pts.            $75.88         1.5%
  West South Central             10           $50.39          2.9%             66.0%       1.5 pts.            $76.39         0.5%

Type
  All Suite                      18           $48.53          0.8%             66.4%      -3.0 pts.            $73.06         5.3%
  Extended Stay                  25           $74.13          3.1%             77.7%       0.7 pts.            $95.46         2.1%
  Full Service                    6           $53.73          7.8%             66.4%       5.2 pts.            $80.90        -0.6%
  Limited Service                50           $46.25          2.1%             63.9%       0.2 pts.            $72.39         1.7%





(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.